Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

YD Bio Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Pubco Common Stock (3)(6)	457(c) and 457(f)(1)	799,413	$11.51	(2)	$9,201,243.63		0.00015310	$1,408.71
	Equity	Pubco Common Stock (4)(6)	457(f)(2)	64,730,411	N/A		$34,716.00	(7)	0.00015310	$5.32
	Equity	Pubco Warrants (5)(6)	457(g)	11,500,000	$0.23	(2)	$2,645,000		0.00015310	$404.95
	Equity	Pubco Common Stock issuable on exercise of Pubco Warrants	457(g)	11,500,000	--	(8)	--	(7)	--	--

	Total Offering Amounts						$11,880,959.63		0.00015310	$1,818.98
	Total Fees Previously Paid									(9,377.76	)(9)
	Total Fee Offsets									-
	Net Fee Due									$(7,558.78)

(1)	All securities being registered will be issued by YD Bio Limited, a Cayman Islands exempted company (“Pubco”), in connection with the business combination (“Business Combination”) described in the enclosed proxy statement/prospectus.

(2)	Based on the average of the high and low prices on November 21, 2024 of the shares of common stock and warrants of Breeze Holdings Acquisition Corp., a Delaware corporation (“Breeze”) (the company to which the registrant, Pubco, will succeed after the consummation of the transactions described in this registration statement and the enclosed proxy statement/prospectus and exchange offer prospectus).

(3)	Consists of shares of Pubco common stock, par value $0.0001 per share (“Pubco Common Stock”) issuable in exchange for outstanding securities of Breeze upon the consummation of the Business Combination described in this registration statement and the enclosed proxy statement/prospectus, including (i) 224,413 shares of Pubco Common Stock issuable in exchange for shares of Breeze common stock held by Breeze’s public stockholders, and (ii) 575,000 shares of Pubco Common Stock issuable pursuant to the mandatory exchange rights of Breeze’s issued and outstanding rights. The Registrant will not receive any consideration in connection with this exchange.

(4)	Consists of Pubco Common Stock issuable to the security holders of YD Biopharma Limited, a Cayman Islands exempted corporation (“YD Biopharma”), in connection with the Business Combination.

(5)	Consists of Pubco Warrants issuable in exchange for outstanding warrants of Breeze.

(6)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions are also being registered.

(7)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. YD Biopharma is a private company, no market exists for its securities, and YD Biopharma has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of the Pubco Ordinary Shares issuable to the holders of YD Biopharma common stock is one-third of the aggregate par value of the YD Biopharma shares expected to be exchanged pursuant to the Merger Agreement.

(8)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying Pubco Ordinary Shares.

(9)	Fees previously paid in connection with the Registration Statement on Form S-4 (File No. 333-277076) filed by the Registrant on February 2, 2024 and in connection with the initial filing of this Registration Statement.